UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

February 27, 2006 (February 22, 2006)

Date of Report (Date of earliest event reported)

Gevity HR, Inc.

(Exact name of registrant as specified in its charter)

Florida	0-22701	65-0735612
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9000 Town Center Parkway

Bradenton, FL 34202

(Address of principal executive offices and zip code)

(941) 741-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

On February 22, 2006, the Compensation Committee (the "Committee") of the Board of Directors of Gevity HR, Inc. (the "Company") certified and approved the terms of the Company’s 2006 compensation program.

2006 Base Pay

The Committee established the base pay for 2006 for each of the Company’s named executive officers, as listed below:

Name	Title	2006 Base Pay
Erik Vonk	Chairman & Chief Executive Officer	$650,000
Roy C. King	President & Chief Operating Officer	415,000
Lisa J. Harris	Chief Information Officer	360,000
Clifford M. Sladnick	Chief Administrative Officer	350,000
Peter C. Grabowski	Chief Financial Officer	300,000

2006 Incentive Awards

The Committee established incentive compensation levels for 2006 for each of the Company’s named executive officers, as listed below:

Name	Title	Target Short-Term Incentive Award ($)	Target Long-Term Incentive Award (No. of Shares)
Erik Vonk	Chairman & Chief Executive Officer	$ 877,500	122,642
Roy C. King	President & Chief Operating Officer	332,000	46,981
Lisa J. Harris	Chief Information Officer	241,200	33,962
Clifford M. Sladnick	Chief Administrative Officer	234,500	33,019
Peter C. Grabowski	Chief Financial Officer	150,000	24,057

The incentive amounts awarded to these named executive officers will range between 75% and 150% of the stated target amount based on the attainment of applicable performance measures.

The short-term incentive awards shall be paid in cash after the determination by the Committee following the end of 2006 as to the levels of attainment against the established performance measures.

The long-term incentive awards are expressed as a number of shares of Gevity common stock that may be acquired upon the exercise of options to be awarded based on established performance measures. The long-term incentive awards will be made through the grant of non-qualified options to purchase Gevity common stock. All such options will have an exercise price equal to the fair market value of

Gevity's common stock on the date of determination in accordance with the Gevity HR, Inc. 2005 Equity Incentive Plan and will vest 25% on each anniversary of the date of grant. The term of each such option will be ten years.

The Committee will establish the applicable performance measures for each named executive officer in accordance with the terms of the Company’s 2006 compensation program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2006

GEVITY HR, INC.

By:	/s/ Edwin E. Hightower, Jr.
Name: Edwin E. Hightower, Jr.
Title: Vice President and General Counsel